Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

CECO Environmental Corp.,

COMBUSTION MERGER SUB, INC.

and

Profire Energy, Inc.

dated as of

October 28, 2024

Annex I – Conditions to the Offer

Exhibit A – Form Articles of Incorporation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of October 28, 2024 by and among Profire Energy, Inc., a Nevada corporation (the “Company”), CECO Environmental Corp., a Delaware corporation (“Parent”), and Combustion Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) shall have the meanings set forth in Section 9.01.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a cash tender offer to purchase all of the outstanding shares of the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) at a price per share of Company Common Stock of $2.55 (such amount or any different amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”) net to the seller thereof in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (as it may be extended, amended, or supplemented from time to time as permitted under this Agreement, the “Offer”);

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with applicable provisions of the Nevada Revised Statutes (the “NRS”), the General Corporation Law of the State of Delaware (the “DGCL”), and on the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of Company Common Stock as of the Effective Time, other than shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub, or the Company shall be converted into the right to receive an amount equal to the Offer Price (the “Merger Consideration”);

WHEREAS, the parties acknowledge and agree that the Merger shall be governed by Section 92A.133 of the NRS and Section 252 of the DGCL and shall, subject to the conditions of this Agreement, be effected as soon as practicable following the consummation of the Offer;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously: (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders; (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement; (c) approved and declared advisable the transactions contemplated hereby, including the Offer and the Merger; (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer; and (e) resolved that the Merger shall be governed by and effected pursuant to Section 92A.133 of the NRS and Section 252 of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing;

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain of the Company’s stockholders have entered into tender and support with Parent, pursuant to which, among other things, such Company stockholders have agreed to tender all of the Company Common Stock owned or controlled by such stockholders pursuant to the Offer subject to the terms and conditions of such tender and support agreements; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the transactions contemplated hereby, including the Offer and the Merger, and also to prescribe certain terms and conditions to these transactions.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Offer

Section 1.01           The Offer.

(a)            Commencement of the Offer. Unless this Agreement shall have been terminated in accordance with ARTICLE VIII, and subject to the Company having complied with its obligations set forth in Section 1.02(b), as promptly as reasonably practicable after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), such date hereinafter referred to as the “Offer Commencement Date”) the Offer; provided, however, that in no event shall the Offer Commencement Date occur prior to November 25, 2024 or later than December 3, 2024 unless agreed to in writing by the parties.

(b)            Terms and Conditions of the Offer. The obligation of Merger Sub to accept for payment, and pay for, any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) the Minimum Tender Condition; and (ii) the satisfaction, or waiver (to the extent permitted by Law) by Parent and/or Merger Sub, as the case may be, of the other conditions and requirements set forth in Annex I (together with the Minimum Tender Condition, the “Offer Conditions”), in each case as of the Expiration Time. Subject to the prior satisfaction of the Minimum Tender Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time as contemplated by Section 1.01(f)(ii). The Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller thereof in cash, without interest, on the terms and subject to the conditions set forth in this Agreement. Parent and the Merger Sub shall ensure that the Offer, at all relevant times, and the activities of Parent and Merger Sub in connection with the Offer, complies with all applicable Laws, including, without limitation, Laws applicable to takeover bids in Canada.

(c)            Offer to Purchase; Adjustment of Offer Price; Waiver of Conditions. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Parent and Merger Sub expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price, or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company (in its sole and absolute discretion), Merger Sub shall not (and Parent shall not permit Merger Sub to): (i) reduce the number of shares of Company Common Stock subject to the Offer; (ii) reduce the Offer Price; (iii) amend, modify, or waive the Minimum Tender Condition; (iv) add to the conditions set forth in Annex I or amend or modify any Offer Condition in a manner that is or would reasonably be expected to be adverse to any holders of shares of Company Common Stock; (v) except as otherwise provided in this Section 1.01, terminate, accelerate, limit or extend or otherwise change the expiration date of the Offer; (vi) change the form of consideration payable in the Offer; or (vii) otherwise amend, modify, or supplement any of the terms of the Offer in a manner that is or would reasonably be expected to be adverse to any holders of shares of Company Common Stock.

(d)            Expiration of the Offer. The Offer shall expire one minute after 11:59 p.m., Eastern Time, on the date that is twenty (20) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e)            Extension of Offer. Notwithstanding anything to the contrary in this Agreement, and without limiting Parent’s or Merger Sub’s obligations under this Section 1.01(e), Merger Sub shall, and Parent shall cause Merger Sub to, (i) extend the Offer for up to three (3) periods of time of ten (10) Business Days per extension (with each such extension period to end one minute after 11:59 p.m., Eastern Time, on the last Business Day of such period) if at any scheduled Expiration Time any Offer Condition is not satisfied (other than any Offer Condition that is, by its nature, to be satisfied at the Expiration Time) or waived (to the extent permitted by this Agreement and applicable Law) and (ii) extend the Offer for any period required by applicable Law, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the Alberta Securities Commission, the staff thereof, or the Nasdaq Stock Market (the “Nasdaq”) applicable to the Offer and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), Competition Act (R.S.C. 1985, c. C-34), the Investment Canada Act (R.S.C., 1985, c. 28 (1st Supp.)) and any other applicable foreign antitrust, foreign investment review, competition, or similar Law shall have expired or been terminated; provided, however, that in no event shall Merger Sub be required to extend the Offer to a date that is subsequent to the earlier of (A) March 31, 2025 (the “Outside Date”); or (B) the valid termination of this Agreement in accordance with ARTICLE VIII (the earlier of which, the “Extension Deadline”). In no event shall Parent or Merger Sub be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(f)            Payment. On the terms and subject to the satisfaction or waiver (to the extent waivable by Parent or Merger Sub) of the Offer Conditions as of the Expiration Time, Merger Sub shall, and Parent shall cause Merger Sub to, (i) irrevocably accept all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer immediately after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.01); and (ii) as promptly as practicable after the Acceptance Time (and in any event within three (3) Business Days) pay for such shares (subject to any withholding of tax pursuant to Section 3.05). Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date” and the time on the Offer Closing Date at which the Offer Closing occurs is referred to as the “Acceptance Time.”

(g)            Termination of Offer. Merger Sub shall not (and Parent shall cause Merger Sub not to) terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is validly terminated pursuant to ARTICLE VIII. If this Agreement is validly terminated pursuant to ARTICLE VIII, Merger Sub shall terminate the Offer promptly, and Merger Sub shall not acquire any shares of Company Common Stock pursuant to the Offer. If the Offer is terminated by Merger Sub, or if this Agreement is validly terminated pursuant ARTICLE VIII prior to the acquisition of shares of Company Common Stock in the Offer, Merger Sub shall promptly (and in any event within two (2) Business Days of such termination) return, and shall cause any depositary or other agent acting on behalf of Merger Sub to return, in accordance with applicable securities Laws, all shares of Company Common Stock tendered into the Offer to the registered holders thereof.

(h)            Offer Documents. As soon as practicable on the Offer Commencement Date, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements, and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Merger Sub agree that they shall cause the Offer Documents filed by either Parent or Merger Sub with the SEC to (i) comply in all material respects with the Exchange Act and other applicable Law; and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company as reasonably requested by Parent and Merger Sub and required by the Exchange Act and applicable Law to be set forth in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and on SEDAR+ and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act and other applicable Law. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and on SEDAR+ and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act and other applicable Law. Parent and Merger Sub shall promptly notify, and in any event within twenty-four (24) hours, the Company upon the receipt of any comments from the SEC received by Parent, Merger Sub or their legal counsel, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand, and, if applicable, a description of any oral comments. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, and so long as there has been no Company Adverse Recommendation Change, and except with respect to any amendments filed in connection with a Takeover Proposal or a Company Adverse Recommendation Change, Parent and Merger Sub shall (i) provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response; (ii) consult with the Company regarding such Offer Documents or response prior to any such filing or to responding thereto; and (iii) and give reasonable consideration in good faith to any such comments of the Company.

(i)            Funds. Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

Section 1.02           Company Actions.

(a)            Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC and on SEDAR+ a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements, and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.03, contain the Company Board Recommendation. The Company agrees that it shall cause the Schedule 14D-9 to (i) comply in all material respects with the Exchange Act and other applicable Law; and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act or other applicable Law, including by setting the Stockholder List Date. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub as reasonably requested by the Company and required by the Exchange Act to be set forth in the Schedule 14D-9. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and on SEDAR+ and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act or other applicable Law. The Company shall promptly, and in any event within twenty-four (24) hours, notify Parent and Merger Sub upon the receipt of any comments from the SEC received by the Company or its legal counsel, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand and, if applicable, a description of any oral comments. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC and on SEDAR+ or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9 and so long as there has been no Company Adverse Recommendation Change, and except with respect to any amendments filed in connection with a Takeover Proposal or a Company Adverse Recommendation Change, the Company shall (i) provide Parent, Merger Sub, and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response; (ii) consult with Parent and Merger Sub regarding such Schedule 14D-9 or response prior to any such filing or to responding thereto; and (iii) give reasonable consideration in good faith to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

(b)            Stockholder Lists. In connection with the Offer, the Company shall promptly after the date hereof (and in any event at least two (2) Business Days prior to the Offer Commencement Date) furnish or cause to be furnished to Parent and Merger Sub mailing labels, security position listings, and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the shares of Company Common Stock as of the most recent practicable date, and shall promptly furnish Parent and Merger Sub with such information and assistance (including lists of record holders or beneficial owners of the shares of Company Common Stock, updated from time to time upon Parent’s, Merger Sub’s, or either of their respective agent’s request, and the addresses, mailing labels, and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub, or its agent may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”).

ARTICLE II
The Merger

Section 2.01           The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS and the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the NRS as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”). The Merger shall be governed by Section 92A.133 of the NRS and Section 252 of the DGCL.

Section 2.02           Closing. Upon the terms and subject to the conditions set forth herein, the consummation of the Merger (the “Closing”) will be held remotely via electronic transmission of documents and signatures (or their electronic counterparts) or similar means as soon as practicable following the Acceptance Time (but in no event later than the same date on which the Acceptance Time occurs) except if the conditions set forth in ARTICLE VII shall not be satisfied or, to the extent permitted by applicable Law, waived as of such date, in which case the Closing shall take place on the first Business Day on which all conditions set forth in Article VII are satisfied or, to the extent permitted by applicable Law, waived, unless, in each case, (x) this Agreement has been validly terminated pursuant to and in accordance with its terms or (y) another time or date is agreed to in writing by the parties prior to the Acceptance Time. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 2.03           Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS and a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the NRS and the DGCL. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the NRS (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04           Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS and the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 2.05           Articles of Incorporation; By-Laws. At the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until, subject to Section 6.06(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until, subject to Section 6.06(a), thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation, and applicable Law.

Section 2.06           Directors and Officers After the Effective Time. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Section 2.07           Merger Without a Vote of the Stockholders. The parties shall take all necessary and appropriate action to cause the Merger to become effective in accordance with this ARTICLE II, without a vote of the holders of the shares of Company Common Stock in accordance with Section 92A.133 of the NRS.

ARTICLE III
Effect of the Merger on Capital Stock; PAYMENT FOR SHARES

Section 3.01           Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a)            Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)            Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and all rights in respect thereof will, by virtue of the Merger, be converted into the right to receive, in cash and without interest, an amount equal to the Merger Consideration.

(c)            Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.01(a) and Section 3.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with and to the extent contemplated by Section 3.02.

(d)            Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 3.02           Surrender and Payment.

(a)            Paying Agent; Payment Fund. Prior to the Acceptance Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the depositary agent for the holders of Company Common Stock in connection with the Offer and as the paying agent for holders of Company Common Stock in connection with the Offer and the Merger (including for the purpose of paying the aggregate Offer Price and Merger Consideration) and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement the. At or prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, in trust for the benefit of the holders of Company Common Stock, sufficient funds to pay the aggregate Offer Price and Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than Cancelled Shares) (such aggregate cash, the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration and the payment of the aggregate Offer Price. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant Section 3.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b)            Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE III, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)            Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States; (ii) short-term commercial paper rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation; (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares and, following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Acceptance Time and the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)            Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)            Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE III.

(f)            Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, Parent), upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.03           No Dissenter’s Rights. Pursuant to NRS 92A.390, no holder of any shares of Company Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

Section 3.04           Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and (i) the Acceptance Time (with respect to the Offer Price) or (ii) the Effective Time (with respect to the Merger Consideration), any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.05           Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. If any of the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, reasonably determines that any such amount is required to be deducted or withheld, the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, shall notify the Company as soon as reasonably practicable and in any event prior to making the deduction or withholding. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts (a) shall be promptly remitted by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 3.06           Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE III.

Section 3.07           Treatment of Company RSUs.

(a)            Company Restricted Stock Units. The Company shall take all requisite action so that, at the Effective Time, each award of restricted stock units relating to shares of Company Common Stock (each, a “Company RSU”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, or their respective Subsidiaries or Affiliates, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company RSU, and assuming with respect to any Company RSU the vesting of which is subject to the achievement of one or more performance goals, that such goals had been met at the maximum level of performance, and (ii) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.05.

(b)            Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of Section 3.07(a).

ARTICLE IV
Representations and Warranties of the Company

Except (a) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC and publicly available on or after January 1, 2022 and prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” and similar disclosures to the extent cautionary, predictive or forward-looking in nature, but including any factual information contained within such statements); provided, that, such disclosures shall not be deemed to qualify any representations or warranties contained in Section 4.02, Section 4.03, Section 4.05(a), Section 4.10 or Section 4.20, or (b) as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) or in any other Section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent from the face of such disclosure that such exception is applicable to qualify the applicable representation or warranty, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01          Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)            Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Charter Documents. The Company has delivered or made available to Parent a true and complete copy of the articles of incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the material provisions of its Charter Documents.

(c)            Subsidiaries. Section 4.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 4.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for (A) any Liens imposed by applicable securities Laws; (B) any Liens arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company; or (C) any Permitted Liens. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02          Capital Structure.

(a)            Capital Stock. The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). As of October 24, 2024: (A) 46,216,786 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 7,471,169 shares of Company Common Stock were issued and held by the Company in its treasury; (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights; and (D) no Subsidiary of the Company owns any shares of Company Common Stock. As of October 21, 2024, the holders of Company Common Stock whose last address as shown on the books of the Company is in Canada hold less than 10% of the total issued and outstanding shares of Company Common Stock, and, to the Knowledge of the Company, the holders of Company Common Stock who reside in Canada beneficially and of record own less than 10% of the total issued and outstanding shares of Company Common Stock as of the date hereof.

(b)            Stock Awards.

(i)            As of October 23, 2024, 1,930,558 Company RSUs were issued and outstanding. Section 4.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award (at target and at maximum performance, if applicable); (C) the date on which such Company Equity Award was granted or issued; and (D) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested as of the date hereof. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)           Except for the Company Stock Plans and as set forth in Section 4.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)          Except for any Company Employee Plan, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)            Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)            Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 4.03           Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)            Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, other than, in the case of the consummation of the Offer, the Merger and the other transactions contemplated hereby, the valid tendering by the holders of Company Common Stock prior to the Expiration Time of a number of such shares sufficient to satisfy the Minimum Tender Condition. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

(b)            Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Offer, the Merger and the other transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Governmental Consents. No consent, approval, license, permission, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, provincial, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency, ministry, governor-in-council, cabinet, bureau or commission, or other governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Offer, the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Nevada; (ii) the filing with the SEC and on SEDAR+ in accordance with the Exchange Act and other applicable Law of: (A) the Schedule 14D-9 and (B) such filings under the Exchange Act and other applicable Law as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under: (x) the HSR Act, or (y) any other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq; (v) the other Consents of Governmental Entities listed in Section 4.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders; (ii) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement; (iii) approved and declared advisable the transactions contemplated hereby, including the Offer and the Merger; (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer (the “Company Board Recommendation”); and (v) resolved that the Merger shall be governed by and effected pursuant to Section 92A.133 of the NRS and Section 252 of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing.

(e)            Anti-Takeover Statutes. Other than applicable Canadian securities Laws, no Takeover Law applicable to the Company is applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, other than pursuant to applicable Canadian securities laws.

Section 4.04           SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)            SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2022 (the “Company SEC Documents”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. Except to the extent that information contained in any Company SEC Document has been revised, amended, modified or superseded by a later filed Company SEC Document, none of the Company SEC Documents, including any financial documents, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b)            Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)            Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d)            Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to provide reasonable assurance that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e)            Undisclosed Liabilities. The audited balance sheet of the Company dated as of September 30, 2024 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) are not required by GAAP to be reflected on a balance sheet; or (v) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)            Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of the SEC’s Current Report on Form 8-K or as described in Instruction 8 to Item 303(b) of Regulation S-K promulgated by the SEC).

(g)            Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq.

(h)            Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2022: (i) none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director or officer of the Company or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws or breach of fiduciary duty by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

Section 4.05           Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and there has not been or occurred:

(a)            any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)            any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01 (other than Section 6.01(d), Section 6.01(g) or Section 6.01(j)).

Section 4.06           Taxes.

(a)            Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all income Tax Returns and all other material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects and are prepared in compliance with applicable Law. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in accordance with GAAP. Neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)            Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all U.S. federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2020.

(c)            Withholding. The Company and each of its Subsidiaries have withheld or collected and timely paid to the appropriate Governmental Entity all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, backup withholding and withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and complied with all information reporting and record keeping requirements relating to such Taxes (including, without limitation, the timely filing and delivery of all IRS Forms W-2 and 1099) and all provisions of applicable Law.

(d)            Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made.

(e)            Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. The Company and each of its Subsidiaries has made available to Parent copies of all statements of deficiencies assessed against, or agreed to by, such entity. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. No written request has been made for any such extension or waiver, which request is still pending. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)             Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction, whether or not such entity has a physical presence in such jurisdiction. None of the Company or its Subsidiaries has any voluntary disclosure agreements or similar programs pending with any jurisdiction.

(g)            Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any closing agreement, private letter ruling, technical advice memorandum, competent authority relief or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(h)            Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any liability under any Tax sharing, assumption, allocation, or indemnification agreement, or similar agreement or arrangement.

(i)             Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise or as a result of the use of an improper method of accounting prior to the Closing and there is no application pending with any Governmental Entity requesting permission for any changes in any of the Company or its Subsidiaries’ accounting methods for Tax purposes.

(j)             US Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) use of the installment sale or open transaction method to report a disposition made on or prior to the Closing Date; (iii) prepaid amount received or paid, or deferred revenue accrued or realized, on or prior to the Closing Date; (iv) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local, or foreign Law) in existence on the Closing Date, (v) the deferral of any payment of Taxes on or prior to the Closing Date otherwise due as a result of Section 2302 of the CARES Act, IRS Notice 2020-18, IRS Notice 2020-20 or IRS Notice 2020-23 or similar Tax authority, (vi)  any “global intangible low-taxed income” or Subpart F income imposed pursuant to Section 951 and Section 951A of the Code (or any corresponding provision of state, local or foreign Law), (vii) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto, or (viii) the ownership of “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing by a subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

(k)            Canadian Post-Closing Tax Items. There are no circumstances existing which could result, in the application to the Company or any of its Subsidiaries of sections 17, 78, 79, 79.1, 80 to 80.04, inclusive, of the Tax Act or under any equivalent provision of the taxation legislation of any other jurisdiction.

(l)             Section 355. Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(m)           Employee Retention Credits. Except as set forth on Section 4.06(k) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries has taken, claimed, applied for, or received an employee retention Tax credit or other benefit under any Pandemic Response Law.

(n)            Ownership Changes. Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(o)            Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or has engaged in or been a party to any transactions that are similarly reportable or notifiable under any similar foreign Tax Law (including, for greater certainty, Sections 237.3 and 237.4 of the Tax Act).

(p)            Sales and Use Tax. The Company or its Subsidiaries have: (i) properly collected all material amounts of sales and use Taxes (including, for greater certainty, any goods and services tax or harmonized sales tax imposed pursuant to the Excise Tax Act (Canada)) required to be collected, and have properly remitted such amounts to the appropriate Governmental Entity; and (ii) timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of such sales Taxes.

(q)            Escheat/Unclaimed Property. To the Knowledge of the Company, no property or obligation of the Company or any Subsidiary, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, credits, or unclaimed amounts or intangibles, is escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property, or similar Laws.

(r)             Foreign Business. Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(s)            Transfer Pricing. Neither Company nor any of its Subsidiaries, are, nor have ever been, a party to any transaction or Contract that is in violation of the applicable Tax rules on transfer pricing in any relevant jurisdiction, except for such violation that would not reasonably result in a Company Material Adverse Effect.

(t)             Power of Attorney. No power of attorney with respect to any Taxes of the Company or any of its Subsidiaries is currently in force.

(u)            Tax Exemptions. The Company has provided or made available to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government.

(v)            Entity Classification. Neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries. Section 4.06(v) of the Company Disclosure Letter sets forth (i) the jurisdiction of formation of each Subsidiary of the Company, and (ii) the entity classification for U.S. federal and applicable state income tax purposes of each Subsidiary of the Company.

(w)           Vicarious Liability. Neither the Company nor any of its Subsidiaries has acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in it becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or under any equivalent provisions of the taxation legislation of any other jurisdiction.

(x)            Taxable Canadian Property. The shares of the Company are not “taxable Canadian property” within the meaning of the Tax Act.

Section 4.07           Intellectual Property.

(a)            Scheduled Company-Owned Intellectual Property (“IP”). Section 4.07(a) of the Company Disclosure Letter contains a true, current, and complete list, specifying as to each as applicable, the name of the current owners, jurisdictions, and application, publication, and registration numbers (as available), as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to, or with any Governmental Entity, including Patents, Trademarks, and Copyrights; and (ii) all material unregistered Trademarks and Software included in the Company-Owned IP; and (iii) all Licensed IP material to the operation of the business of the Company as currently conducted.

(b)            Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other IP used in or necessary for the conduct of, the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Company IP Agreements. Notwithstanding anything contained herein to the contrary, Section 4.07(c) of the Company Disclosure Letter sets forth a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company IP; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the IP of any Person; and (iii) which otherwise relate to the Company’s use of IP. The Company has provided Parent with true and complete copies of all Company IP Agreements, including all modifications, amendments and supplements thereto. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect, except as such enforceability may be limited by the Enforceability Exceptions. Neither the Company nor, to the Knowledge of the Company, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(d)            Validity and Enforceability. All of the Company-Owned IP is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of Trade Secrets. All required filings and fees related to the registered Company IP have been timely submitted with and paid to the relevant Governmental Entity and authorized registrars.

(e)            Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company the conduct of the businesses of the Company and any of its Subsidiaries as currently conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated, and are not infringing, misappropriating, or otherwise violating, any IP of any other Person; and (ii) to the Knowledge of the Company, no third party has or is infringing upon, violating, or misappropriating any Company IP.

(f)            IP Legal Actions and Orders. There are no Legal Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the IP of any Person; (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP; or (iii) by the Company or any of its Subsidiaries or by the owner of any Licensed IP alleging any infringement, misappropriation, or other violation by any Person of the Company IP or such Licensed IP. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)            Section 4.07(g) of the Company Disclosure Letter contains a correct, current, and complete list of all domain names and social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Legal Actions, whether settled, pending, or, to the Knowledge of the Company, threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(h)            Company IT Systems. Since January 1, 2022, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)            Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws concerning the collection, use, processing, storage, transfer, and security of any information that relates to an identified or identifiable individual (“Personal Information”) in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2022, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08          Compliance; Permits.

(a)            Compliance. The Company and each of its Subsidiaries are and, since January 1, 2022, have been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2022, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b)            Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, Consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2022, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09          Litigation. There is no material Legal Action pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity, arbitrator, or other tribunal, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other material governmental inquiries or investigations, or material internal investigations pending or, to the Knowledge of the Company, threatened in writing, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 4.10          Brokers’ and Finders’ Fees. Except for fees payable to Stephens Inc. (the “Company Financial Advisor”), pursuant to an engagement letter, a correct and complete copy of which has been provided to legal counsel (and only legal counsel) to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or the Offer, the Merger or any other transaction contemplated by this Agreement.

Section 4.11          Related Person Transactions. Since January 1, 2022, there have been no transactions, or series of related transactions, agreements, arrangements, or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements, or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.12          Employee and Employee Benefits Matters.

(a)            Section 4.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of (i) the Company Employees, identifying in each case, name, job title, department, job location, recognized length of service, date of hire, visa status (if applicable), whether full-time or part-time, employment classification status (i.e., FLSA exempt or non-exempt) or overtime eligibility status (as applicable), leave status (including type of leave and anticipated return to work date, if known), bonus targets (if any), and annual vacation entitlement and current vacation accrual (if any), and (ii) any individual independent contractors or consultants of the Company, identifying in each case, the nature of the services and the duration of the agreement (including start date and end date, if applicable).

(b)            Company Employee Plans. Section 4.12(b) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each material Company Employee Plan. Except as set forth in Section 4.12(b) of the Company Disclosure Letter, there are no agreements or arrangements as to retention payments with any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries as of the date hereof.

(c)            Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of each of the material Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all material related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect (and amendments thereto) or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination or opinion letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage (including employee or member booklet), for each such Company Employee Plan; (vi) the most recent actuarial valuation reports, asset statements and financial statements related to any Company Employee Plans; (vii) the most recent Form 1094-C for the Company; (viii) copies of any material non-routine correspondence with a Governmental Entity related to a Company Employee Plan, and (ix) a written summary of each material unwritten Company Employee Plan.

(d)            Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS (which determination letter has not been revoked nor, to the Knowledge of the Company, has any such revocation been threatened), or with respect to a pre-approved plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is reasonably likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) in all material respects, the Company and its Subsidiaries, where applicable, have timely made or paid all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles; (iv) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates nor any employee or director thereof who is considered a “party in interest” within the meaning of Section 3(14) of ERISA or a “disqualified person” within the meaning of Section 4975 of the Code with respect to any Company Employee Plan, has engaged in a transaction that would reasonably be expected to subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; (v) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates nor any employee or director thereof who is considered a fiduciary (including within the meaning of Section 3(21) or 3(38) of ERISA) with respect to any Company Employee Plan has breached any fiduciary duty (including as imposed under ERISA); and (vi) each non-US Company Employee Plan that is intended to (A) be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions, (B) be registered with a Governmental Entity is and has been so registered, and nothing has occurred that could reasonably be expected to result in the loss of such registration, and (C) qualify for special tax treatment, meets are requirements for such treatment and, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely such special tax treatment.

(e)            Plan Liabilities. Neither the Company nor any Company ERISA Affiliate: (i) has incurred or reasonably expects to incur any material penalty or assessment under the Affordable Care Act, including but not limited to the employer mandate under Section 4980H of the Code and related information reporting requirements; (ii) failed to comply in any material respect with Sections 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (iii) failed to comply in any material respect with the privacy, security, and breach notification requirements under applicable Laws (including under HIPAA); or (iv) failed to comply in any material respect with the mental health parity requirements under MHPAEA. Except as expressly set forth in this Agreement, no complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

(f)            Certain Company Employee Plans. No Company Employee Plan is:

(i)            a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a Company Employee Plan to which more than one employer is required to contribute (each, a “Contributing Employer”) where at least one Contributing Employer is not an Affiliate of any other Contributing Employer;

(ii)           subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, or Title IV of ERISA or similar non-US law, and none of the assets of the Company nor any of its Subsidiaries is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code or similar non-US law; and neither the Company nor any of its Subsidiaries has now or at any time contributed to, sponsored, maintained, or had any liability or obligation in respect of any such plan.

(iii)          a “registered pension plan”, a “retirement compensation arrangement”, or an “employee life and health trust”, as each such term is defined in subsection 281(1) of the Tax Act;

(iv)          intended to be or has ever been found or alleged by a Governmental Entity to be a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Tax Act.

(g)            No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health, major medical, dental, life insurance, death, critical illness, accidental death & dismemberment, disability, employee assistance, wellness benefits or similar benefits to any person for any reason, except as may be required by COBRA or other applicable Law.

(h)            Potential Governmental or Lawsuit Liability. (i) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan (other than routine claims for benefits); and (ii) neither the Company nor any of its Subsidiaries is presently or has within the three (3) years prior to the date hereof, been the subject of an investigation, audit, inquiry, enforcement action, Order or examination by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity in relation to any employment, labor, occupational health and safety or workers’ compensation matter.

(i)            Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in all material respects in compliance with such section and all applicable regulatory guidance.

(j)             Effect of Transaction. Except as provided in Section 3.07 or as set forth on Section 4.12(j) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Offer, the Merger nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event that would not trigger such occurrence on its own): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan.

(k)            Section 280G. Except as set forth on Section 4.12(k) of the Company Disclosure Letter, no amount that will be paid (whether in cash or property or the vesting of any property) nor the value of any benefit provided as a result of the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement to any employee, director, or other current or former service provider of the Company under any Company Employee Plan will not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(l)             Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, disability accommodation, human rights, leaves of absence, terms and conditions of employment, wages and hours of work, overtime pay, vacation pay, statutory holiday pay, employee classification, employee health and safety, workers’ compensation, genetic information discrimination, leasing of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to current or former Company Employees; and (ii) is in compliance with all applicable Laws and agreements relating to any labor organization, trade union or work council representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past three (3) years, neither the Company nor any of its Subsidiaries have received notices from any Person disputing classification as an independent contractor or temporary employee. There are no Legal Actions, Orders, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any current or former Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation, harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m)            No Amounts Owing. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation legislation in respect of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have been reassessed in any material respect under workers’ compensation legislation during the past three (3) years. All amounts due and owing or accrued due but not yet owing for all salary, wages, overtime, vacation pay, holiday pay, sick days with pay, bonuses, commissions, or other incentive payments have been paid for or, if accrued, are reflected in the books and records of the Company and its Subsidiaries.

(n)            Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, employee association or trade union with respect to any of its or their operations. No such agreement is currently being negotiated by the Company or any of its Subsidiaries. No Person holds bargaining rights with respect to any Company Employees by way of certification, voluntary recognition, or succession rights, nor has any Person applied therefor. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two (2) years, and no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries, or lockout by the Company or any of its Subsidiaries, with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last five (5) years. To the Knowledge of the Company, there is no current or threatened organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, nor has there been any such attempts within the last five (5) years. Neither the Company nor any of its Subsidiaries have engaged in any unfair labour practice in Canada. No Person has applied to have the Company or any of its Subsidiaries declared a joint or single employer pursuant to Laws in any jurisdiction in which they are carry on business.

Section 4.13          Real Property and Personal Property Matters.

(a)            Owned Real Estate. The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 4.13(a) of the Company Disclosure Letter contains a true and complete list by address of the Owned Real Estate as of the date hereof. Neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; (iii) has received written notice of any pending, and to the Knowledge of the Company threatened, condemnation proceeding affecting any Owned Real Estate or any portion thereof or interest therein; or (iv) owned any real property other than the Owned Real Estate. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)            Leased Real Estate. Section 4.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate. The Company has delivered to Parent a true and complete copy of each such Lease. Except as set forth on Section 4.13(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by the Enforceability Exceptions; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a material breach or default under such Lease; (iii) to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.

(c)            Real Estate Used in the Business. The Owned Real Estate identified in Section 4.13(a) of the Company Disclosure Letter and the Leased Real Estate identified in Section 4.13(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.

(d)            Condition of Real Estate. To the Knowledge of the Company, there are no material structural defects in any of the improvements on any of the Real Estate.

(e)            Compliance. To the Knowledge of the Company, the Real Estate and all parts and components thereof and the use and occupancy thereof are in compliance in all material respects with all applicable building, zoning, subdivision, fire, health and safety, occupancy, land use and other applicable Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Estate. Neither the Company nor any of its Subsidiaries has received any written notice from (i) any Governmental Entity alleging any violation of any Laws in respect to the Real Estate, or any part thereof, which has not been corrected, or (ii) any insurance company of any defects or inadequacies in any of the Real Estate, or any part thereof, which would adversely affect the insurability of the Real Estate or cause the imposition of extraordinary premiums therefor. To the Knowledge of the Company, the current use and occupancy of the Real Estate, and the operation of the business of the Company as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Real Estate.

(f)             Certificates of Occupancy. To the Knowledge of the Company, there are now in full force and effect duly issued certificates of occupancy (or the local equivalent) permitting the Owned Real Estate and the improvements located thereon to be legally used and occupied as the same are now constituted.

(a)            Assessments. Neither the Company nor any of its Subsidiaries have received any written notice of any proposed special assessment which would affect any of the Real Estate. No public improvements have been commenced and to the Knowledge of the Company, none are planned which in either case may result in special assessments against or otherwise have a Company Material Adverse Effect on any Real Estate.

(b)            Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 4.14           Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            Compliance with Environmental Laws. The Company and its Subsidiaries are, and since January 1, 2022, have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)            No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is (i) to the Knowledge of the Company currently subject to any investigation, remediation or monitoring or (ii) is reasonably likely to result in liability to the Company or any of its Subsidiaries under any applicable Environmental Laws.

(c)            No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) since January 1, 2022, produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) to the Knowledge of the Company, exposed any employee or any third party to, or Released any Hazardous Substances at any Real Estate in an amount or manner that has given rise, or under the circumstances is reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)            No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation under Environmental Law with respect to any of the foregoing.

Section 4.15           Material Contracts.

(a)            Material Contracts. For purposes of this Agreement, “Company Material Contract” means the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases and Company Employee Plans):

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii)           any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of US$75,000 equivalent or C$105,000;

(iii)          any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)          any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Offer, or the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v)           any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person (A) with a fair market value or aggregate consideration under such Contract in excess of US$50,000 equivalent or C$65,000 or (B) pursuant to which the Company or any of its Subsidiaries has a continuing material earn-out or other contingent payment obligation or any material indemnification obligation;

(vi)          any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(vii)         any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(viii)        any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Offer, or the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix)          any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(x)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements, or other Contracts, in each case (A) relating to indebtedness for borrowed money, whether as borrower or lender, and (B) in excess of US$150,000 equivalent or C$210,000, and other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly owned Subsidiaries of the Company;

(xi)          any employee collective bargaining agreement or other Contract with any labor union;

(xii)         any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries;

(xiii)        any Contract that is a settlement or similar Contract involving payments by the Company or its Subsidiaries after the Closing in excess of US$50,000 equivalent or C$65,000 in the aggregate or any injunctive or similar equitable obligations that impose material restrictions on the Company or any of its Subsidiaries after the Effective Time;

(xiv)        any Contract or series of related Contracts where the Company or any of its Subsidiaries is obligated to supply products or perform services for any Person with amounts owed to the Company or any such Subsidiary in excess of US$50,000 equivalent or C$65,000;

(xv)         any Contract or series of related Contracts where the Company or any of its Subsidiaries is obligated to purchase or acquire products or receive services for any Person with amounts owed to such Person by the Company or any such Subsidiary in excess of US$50,000 equivalent or C$65,000;

(xvi)        any Contract pursuant to which the Company or its Subsidiaries has agreed to provide services for a fixed price or maximum fee, or pursuant to any cap;

(xvii)       (A) any Contract with a Governmental Entity and (B) any bid, offer, proposal, term sheet or other instrument that, if accepted or awarded, could reasonably be expected to lead to a Contract with a Governmental Entity, in each case that is currently in effect or is outstanding; or

(xviii)      any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of US$50,000 equivalent or C$65,000 in any year and which is not otherwise described in clauses (i)–(xiii) above.

(b)            Schedule of Material Contracts; Documents. Section 4.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments thereto.

(c)            No Breach. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all the Company Material Contracts are valid, legal, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect, except as such enforceability may be limited by the Enforceability Exceptions; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach or default, or has received written notice of breach or default, of any Company Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or material modify any Company Material Contract (whether as a result of a change of control or otherwise), in each case, except for such breaches or defaults that have not, individually or in the aggregate, had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.16            Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law; (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 4.17            Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Merger Sub expressly for inclusion therein.

Section 4.18            Anti-Corruption Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer or employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iii) made any other unlawful payment under any applicable Law (including but not limited to the Corruption of Foreign Public Officials Act (CFPOA)) relating to anti-corruption, bribery, or similar matters. Neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.19            Competition Act. The Company and its Subsidiaries have, in aggregate, less than C$93 million in book value of assets in Canada and less than C$93 million in gross revenues from sales in, from or into Canada, both as calculated in accordance with the Competition Act (Canada).

Section 4.20            Fairness Opinion. The Company Board has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock (other than Cancelled Shares) is fair, from a financial point of view, to such holders of shares of Company Common Stock (solely in their capacity as such holders), and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

ARTICLE V
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01           Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

Section 5.02           Authority; Non-Contravention; Governmental Consents.

(a)            Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, subject only to the filing of the Articles of Merger and the Certificate of Merger pursuant to the NRS and the DGCL, respectively. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b)            Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Offer, the Merger and the other transactions contemplated by this Agreement do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 5.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)            Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Nevada; (ii) the filing with the SEC of (A) the Offer Documents, and (B) such other filings as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.03           Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) and any information supplied or to be supplied by or on behalf of Parent or Merger Sub will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information furnished by the Company or its Representatives expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.04           Financial Capability. Parent has as of the date hereof and will have, and will cause Merger Sub to have, at the Acceptance Time and prior to the Effective Time, sufficient funds available to it to pay the aggregate Offer Price and the Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement and to pay all of the fees incurred by Parent, Merger Sub and the Company in connection with the transactions contemplated by this Agreement.

Section 5.05         Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.06         Ownership of Company Common Stock. Neither Parent nor any of its Affiliates nor any person acting jointly or in concert with Parent or any of its Affiliates: (i) owns any shares of Company Common Stock; or (ii) is a “related party” of the Company as such term is defined in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

Section 5.07         Brokers. Except for fees payable to parent’s investment banking advisor, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement for which the Company would be liable.

Section 5.08         Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly owned Subsidiary of Parent.

Section 5.09         Acknowledgement by Parent and Merger Sub.

(a)          Parent and Merger Sub each acknowledge that it and its Affiliates and Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company that it and its Affiliates and Representatives have desired or requested to review, and that it and its Affiliates and Representatives have had full opportunity to meet with management of the Company and to discuss the business and assets of the Company. Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) acknowledge that, except for the representations and warranties expressly set forth in ARTICLE IV, (i) none of the Company or any of its Affiliates, stockholders or Representatives has made or is making any representations or warranties, express or implied; and (ii) none of Parent or Merger Sub is relying on or has relied on any representation, warranty or other statement made by the Company or any of their Affiliates, stockholders or Representatives, in each case in clauses (i) and (ii) above, regarding the subject matter of this Agreement, the transactions contemplated by this Agreement, the Company and its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Affiliates or Representatives. Such representations and warranties by the Company in ARTICLE IV constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory (including as to accuracy or completeness of any information) are specifically disclaimed by the Company.

(b)          In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub and their respective Affiliates or Representatives, Parent and Merger Sub and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their businesses and operations. Parent and Merger Sub acknowledge (each for itself and on behalf of its Affiliates and Representatives) that (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans; (ii) Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business and strategic plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business and strategic plans) except to the extent such information is expressly included in a representation or warranty contained in this Agreement; and (iii) none of Parent, Merger Sub, their respective Affiliates and Representatives will have any claim against the Company, or any of its Affiliates or Representatives, or any other Person with respect to any of the foregoing unless any such information is expressly included in a representation or warranty contained in this Agreement.

ARTICLE VI
Covenants

Section 6.01         Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except (i) as required, contemplated or permitted by this Agreement, (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned); (iii) as required by or reasonably responsive to a request or requirement of a Governmental Entity, applicable Law or the rules and regulations of Nasdaq, or (iv) as set forth in Section 6.01 of the Company Disclosure Letter (the exceptions in clauses (i)-(iv), the “Interim Covenant Exceptions”), use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present material relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having material business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, other than pursuant to any Interim Covenant Exception, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)          amend or propose to amend its Charter Documents (except for immaterial or ministerial amendments);

(b)         (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries), in each case, other than (A) to satisfy applicable Tax withholding and/or exercise prices upon vesting, settlement or exercise of any Company Equity Award outstanding as of the date hereof or granted after the date hereof without violation of this Agreement; or (B) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;

(c)          issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock (i) upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms; or (ii) in transactions solely among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries;

(d)         except as required by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) change the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, employees or independent contractors, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, (iii) hire any new employee at the level of manager or above with an annual base salary in excess of US$250,000 or C$345,000, or engage any independent contractor whose engagement cannot be terminated by the Company without penalty on sixty (60) days’ notice or less, (iv) terminate any employee (except with cause) with an annual base salary in excess of US$250,000 or C$345,000, (v) expressly waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation of any current or former Company Employee or (vi) establish, adopt, enter into, materially amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)          acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f)          (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP or from transferring, licensing, selling, leasing or otherwise disposing of any such assets in accordance with contracts or agreements in effect on the date hereof, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, amalgamation, plan of arrangement, restructuring, recapitalization, or other reorganization;

(g)          repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)         enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract, Contracts with customers on non-standard terms, or any Lease with respect to Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to Real Estate hereunder;

(i)           institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding US$50,000 equivalent or C$65,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j)           make capital expenditures, nor commit to make capital expenditures, in excess of the capital expenditure budget set forth in Section 6.01(l) of the Company Disclosure Letter;

(k)          make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(l)           (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(m)         enter into any Contract or commitment which materially restrains, restricts, limits or impedes the ability of the Company or any of its Affiliates to compete with or conduct any of its respective businesses in any geographic area;

(n)          engage in any “plant closing” or “mass layoff” which would trigger the notice requirements pursuant to the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar foreign, state, provincial or local law or regulation;

(o)          enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(p)          enter into a new line of business or abandon or discontinue any existing line of business;

(q)          abandon, allow to lapse, sell, assign, transfer, grant any security interest in, or otherwise encumber or dispose of, any material Company IP, or grant any right or license to any Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(r)           modify any privacy policies of the Company or any of its Subsidiaries or the integrity, security, or operation of the Company IT Systems in any adverse manner that would reasonably be expected to be material to the Company and its Subsidiaries;

(s)           terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy, in each case outside of the ordinary course of business;

(t)           engage in any material transaction with, or enter into any material agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(u)          adopt or implement any stockholder rights plan or similar arrangement; or

(v)          agree or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time, except as expressly set forth herein. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and its Subsidiaries.

Section 6.02         Access to Information; Confidentiality.

(a)          Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time, in each case, solely for the purpose of furthering the transactions contemplated by this Agreement and for integration planning or other reasonable business purposes (but not, for the avoidance of doubt, for purposes of any litigation or other dispute between the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand). Nothing in this Section 6.02(a) shall require the Company to provide access or to disclose any information to the other party or its Representatives if such access or disclosure, (i) constitutes a violation of applicable Laws, (ii) causes a material breach of, or material default pursuant to, any Company Material Contract or (iii) would reasonably be expected to result in a loss or impairment of the protection of any attorney-client or work product privilege; provided that in such instances the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, exercise commercially reasonable efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this sentence. If any of the information or material furnished pursuant to this Section 6.02(a) includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Legal Action or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine. In no event shall the work papers of the Company’s and its Subsidiaries’ independent accountants and auditors be accessible to Parent or any of its Representatives unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants.

(b)          Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 6.02(a), shall be treated in accordance with the Confidentiality Agreement, dated August 9, 2024, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement which shall survive the termination of this Agreement in accordance with the terms set forth therein. Prior to providing any Personal Information pursuant to Section 6.02(a), the Company may require Parent and its Representatives to enter into an agreement regarding the use and disclosure of such information to ensure compliance with the Personal Information Protection Act (Alberta).

Section 6.03         No Solicitation.

(a)          Takeover Proposal. Except as permitted by this Section 6.03, during the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives acting on their behalf not to: (i) directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal; (ii) continue, conduct, or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal (other than, in response to an unsolicited inquiry that did not arise from a material breach of this Section 6.03(a)), solely to ascertain facts from the Person making such Takeover Proposal about the terms of such Takeover Proposal and the Person that made it, and to refer the inquiring Person to this Section 6.03(a); (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”); or (iv) approve, authorize, agree, or publicly announce any intention to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives acting on their behalf to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 6.03 by any director, officer or investment banker of the Company or its Subsidiaries, whether or not such director, officer or investment banker is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.03 by the Company.

(b)          Permitted Conduct Related to Certain Takeover Proposals. Notwithstanding Section 6.03(a), prior to the Offer Closing, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.03(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited written Takeover Proposal that did not result from a material breach of Section 6.03(a) the Company Board believes in good faith, after consultation with its financial advisors and outside legal counsel, could reasonably constitute a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law; and (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be provided promptly to Parent for informational purposes (and in all events within twenty-four (24) hours)) (it being understood and agreed that the Company shall provide Parent with information concerning the Company and any of its Subsidiaries), provided to any third party pursuant to this Section 6.03(b), to the extent such information has not been previously provided to Parent, at the same time such information is provided to any such third party; provided, that, in any event, the Company and its Representatives may contact any Person with respect to a Takeover Proposal to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Takeover Proposal would constitute a Superior Proposal (without the Company Board being required to make the determination in the foregoing clause (i)).

(c)          Notification to Parent. The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal.

(d)          Permitted Conduct Related to a Superior Proposal. Except as expressly permitted by this Section 6.03(d) and Section 6.03(e), neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Offer Closing, the Company Board may: (i) effect a Company Adverse Recommendation Change with respect to a Superior Proposal; or (ii) terminate this agreement pursuant to Section 8.04(a) in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal; in each case, that did not result from a material breach of Section 6.03(a), if: (A) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Superior Proposal Notice Period”) before taking the action described in clause (i) or (ii) of this Section 6.03(d), of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare is a Superior Proposal and that the Company Board intends to take the action described in clauses (i) or (ii) of this Section 6.03(d); (B) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; (C) the Company and its Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement as Parent may propose, solely to the extent Parent, in its discretion, requests such a negotiation and proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (D) the Company Board determines in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law.

(e)          Company Adverse Recommendation Change in Response to Intervening Event. Notwithstanding anything to the contrary contained in this Section 6.03, prior to the Offer Closing, the Company Board may, in response to an Intervening Event, make a Company Adverse Recommendation Change, and the Company Board determines in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board shall not be entitled to effect such a Company Adverse Recommendation Change until (i) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to effect such a Company Adverse Recommendation Change and specifying the reasons therefor, which notice shall include a description the applicable Intervening Event; (ii) during the five (5)-Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make adjustments to the terms and conditions of this Agreement as would obviate the need for the Company Board to effect a Company Adverse Recommendation Change and (iii) following the end of such five (5)-Business Day period, the Company Board, after consultation with the Company’s independent financial advisor and outside legal counsel and taking into account any revisions to the terms and conditions of this Agreement proposed by Parent, shall have determined in good faith that the failure of the Company Board to make such a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law (it being agreed that in the event that, after the Company Board has given Parent the notice contemplated by the foregoing clause (i) in accordance therewith, there is any material modification or change to the circumstances relating to such Intervening Event, the Company shall notify Parent of such material modification or change in writing and such written notice shall commence a new five (5)-Business Day period (it being understood that there may be multiple extensions)).

(f)           Compliance with Tender Offer Rules. Nothing contained herein shall prevent the Company Board or any committee thereof from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act (or any substantially similar communication)) by the Company or the Company Board (or any committee thereof) relating to any determination, position or other action by the Company, the Company Board or any committee thereof with respect to any Takeover Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and publicly reaffirms the Company Board Recommendation; (ii) making any disclosure to the stockholders of the Company that is required by Law or stock exchange rule or listing agreement; (iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iv) informing any Person of the existence of the provisions contained in this Section 6.03. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that solely describes the Company’s receipt of a Takeover Proposal, the identity of the Person making such Takeover Proposal, the material terms of such Takeover Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) changing, qualifying, withholding, withdrawing or modifying, or a proposal by the Company Board (or a committee thereof) to change, qualify, withhold, withdraw or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Takeover Proposal; or (C) a Company Adverse Recommendation Change, in each case, so long as such statement expressly and publicly reaffirms the Company Board Recommendation.

Section 6.04         Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any Legal Action by or before any Governmental Entity being initiated by or against such party or any of its Subsidiaries, or known by such party to be threatened against such party or any of its Subsidiaries or any of their respective directors, officers, employees, or stockholders in their capacity as such, or of any written correspondence received by such party from any Person asserting or threatening a claim with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, or, in the case of the Company, any of the Company’s assets or properties, in each case, that is, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable; and (d) any event, change, or effect which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the Offer Conditions to be satisfied (other than any Offer Condition that is, by its nature, to be satisfied at the Offer Closing) or that would give rise to a right of termination set forth in Section 8.03(b); provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.04 or the failure of any Offer Condition to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the Offer Conditions or give rise to a right of termination set forth in Section 8.03(b); and provided, further, that the delivery of any notice pursuant to this Section 6.04 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 6.05         Employees; Benefits Plans.

(a)          Comparable Salary and Benefits. In accordance with and subject to the terms of this Section 6.05, during the period commencing at the Effective Time and ending on December 31, 2025, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with a total compensation and employee benefits package, in the aggregate, substantially similar to that provided to such Company Continuing Employees immediately prior to the Effective Time.

(b)          Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, maintained by Parent or any of its Subsidiaries, excluding any retiree welfare plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of or after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries and their Affiliates and predecessors, as the case may be as if such service were with Parent, for purposes of eligibility to participate, vesting and benefit accrual for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan. In addition, with respect to any Parent Benefit Plans in which any Company Continuing Employee will participate in effective as of or after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (A) waive or cause to be waived all pre-existing conditions limitations, exclusions, eligibility waiting periods, and all evidence of insurability and actively at work requirements with respect to participation and coverage requirements applicable to Company Continuing Employees under any Parent Benefit Plan in which such Company Continuing Employees and their covered dependents may be eligible to participate after the Effective Time, to the extent that such limitations, exclusions, waiting periods and requirements would have been waived or satisfied under the corresponding Company Employee Plan prior to the Effective Time; provided, that if the benefits under any such Parent Benefit Plan are provided under an insured arrangement, then Parent’s obligation hereunder shall be subject to the approval of the relevant insurance carrier, which Parent will take reasonable commercial efforts to obtain; and (B) provide or cause to be provided to each Company Continuing Employee and their covered dependents credit for any co-payments, coinsurance, out-of-pocket maximums and deductibles paid prior to the Effective Time, in respect of the plan year in which the Effective Time occurs, in satisfying any such requirements under any Parent Benefit Plan in which such Company Continuing Employee and their covered dependents may be eligible to participate in the plan year in which the Effective Time occurs.

(c)          Termination of Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate its 401(k) plan (the “Company 401(k) Plan”). Effective as of the Effective Time, Parent shall designate a Parent 401(k) Plan that either (i) currently provides for the receipt from the Company Continuing Employees of “eligible rollover distributions” (as such term is defined in Section 401(a)(31) of the Code, including notes representing plan loans), or (ii) shall be amended as soon as practicable following the Effective Time to provide for the receipt from the Company Continuing Employees of eligible rollover distributions (including loan notes). Parent shall, and shall cause its Affiliates to, take any and all actions needed to permit each Company Continuing Employee to immediately participate in the Parent 401(k) Plan, and to permit each Company Continuing Employee with an outstanding loan balance under the Company 401(k) Plan as of the Effective Time to continue to make scheduled loan payments to the Company 401(k) Plan after the Effective Time, pending the distribution and in-kind rollover of the notes evidencing such loans from the Company 401(k) Plan to the Parent 401(k) Plan so as to prevent a deemed distribution or loan offset with respect to such outstanding loans.

(d)         Annual Bonus Plan. Parent shall, or shall cause the Surviving Corporation to, pay any annual bonuses under the Company’s (or applicable Subsidiary’s) annual incentive plans in cash for the performance period ending December 31, 2024, to the extent earned and not paid as of the Effective Time; provided, however, that in no event shall such 2024 annual bonus amounts be paid out at less than the amounts accrued by the Company as of December 31, 2024, unless otherwise mutually agreed between the parties. If the Effective Time occurs during 2025, then, except as mutually agreed by the parties, Parent shall set the performance goals for 2025 generally consistent with the Company’s long-term forecast metrics provided to Parent and set forth in Section 6.05(d) of the Company Disclosure Letter. To the extent such goals and metrics are achieved, in no event shall the 2025 annual bonus amounts be paid out at less than the target amounts set forth on Section 6.05(d) of the Company Disclosure Letter.

(e)          Employees Not Third-Party Beneficiaries. This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

(f)          Prior Written Consent. With respect to matters described in this Section 6.05, or with respect to any communications regarding post-Effective Time employment or benefits, the Company will not send any written notices or other written communication materials or otherwise provide any communications to Company employees without (i) the prior written consent of Parent, which shall not be unreasonably withheld, and (ii) the opportunity for Parent to provide input with respect to such communications before they are provided, which input shall be incorporated into such communications if reasonable.

Section 6.06         Directors’ and Officers’ Indemnification and Insurance.

(a)          Indemnification. From and after the Acceptance Time, each of the Surviving Corporation and Parent shall, to the fullest extent provided under (x) the Charter Documents in effect as of the date of this Agreement and (y) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement and listed on Section 6.06 of the Company Disclosure Schedule (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the Effective Time will be, serving as a director or officer of the Company or any of its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Employee Plan (each an “Indemnified Party”) in connection with any D&O Claim and any losses, claims, damages, liabilities, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim (without prejudice to Section 7.10), and (ii) promptly advance to such Indemnified Party any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. In the event of any such D&O Claim, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such D&O Claim. All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives.

(b)          Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Indemnified Party as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and listed on Section 6.06 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in furtherance of the foregoing, Parent shall cause the Surviving Corporation to honor, fulfill and satisfy the obligations the Surviving Corporation in connection therewith for a period of at least six (6) years from the Effective Time. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six (6)-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.06(b) shall continue in effect until the final disposition of such D&O Claim. Following the Effective Time, the indemnification Contracts in existence on the date of this Agreement set forth on Section 6.06(b) of the Company Disclosure Letter with any of the Indemnified Parties shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c)          Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) and being fully prepaid by Parent; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 6.06(c) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. Parent and the Surviving Corporation shall cause any such policy to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.

(d)         Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 6.06 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.06 applies without the consent of such affected Indemnified Party (it being expressly agreed that each Indemnified Party, his or her respective heirs and his or her respective representatives to whom this Section 6.06 applies shall be third party beneficiaries of this Section 6.06, each of whom may enforce the provisions of this Section 6.06).

(e)          Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation, amalgamation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.06. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.06 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.07         Reasonable Best Efforts.

(a)          Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.07), each of the parties shall, and shall cause its Subsidiaries and Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the Outside Date), the Offer, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer, the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party shall promptly inform the other party or parties, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(b)          Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 6.07(a) hereof, the parties shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within five (5) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 6.07(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c)          Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall cooperate and shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(d)          No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

Section 6.08         Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Offer, the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.08 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 6.03, (ii) any other disclosure issued or made in compliance with Section 6.03; or (iii) the Offer, the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 6.08, including internal announcements to employees, statements to the press, analysts, investors or those attending industry conferences.

Section 6.09         Anti-Takeover Statutes. If any Takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer, the Merger or any other transaction contemplated by this Agreement, then each of Parent, Merger Sub, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing. Neither Parent nor the Company or any of its Subsidiaries shall take any action that would cause any Takeover Law to become applicable to this Agreement and the transactions contemplated by this Agreement, and each of Parent and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law now or hereafter in effect.

Section 6.10         Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 6.11         Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement, or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors, or employees pursuant to which consideration is paid to such officer, director, or employee to be approved as an “employment compensation, severance, or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.12         Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.13         Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer, the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall: (a) give Parent the opportunity to participate (at Parent’s expense) in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.13 and Section 6.01 or Section 6.07, the provisions of this Section 6.13 shall control.

Section 6.14         Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate transactions contemplated hereunder, including the Offer and Merger, on the terms and conditions set forth in this Agreement.

Section 6.15         Resignations. At the written request of Parent at least two (2) Business Days prior to the Effective Time, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company or any director of any of the Company’s Subsidiaries, with such resignations to be subject to, and effective upon, the Effective Time.

Section 6.16         Title Insurance and Survey. Title Insurance and Survey. The Company shall use commercially reasonable efforts to execute and deliver to Chicago Title Insurance Company (the “Title Company”) at Closing such customary seller’s affidavits and gap undertakings in form and substance reasonably acceptable to the Company, as required by Title Company to issue the Title Policies with respect to the Owned Real Estate subject only to Permitted Liens. Parent shall pay the cost of the Title Policies. Notwithstanding anything herein to the contrary, a failure by the Company to comply with the requirements of this Section 6.16 (other than a Willful Breach of this Section 6.16 by the Company) shall not constitute a failure by the Company to satisfy any of the conditions to the Offer set forth in Annex I attached hereto.

Section 6.17         Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.18         Approval of Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent (as the sole stockholder of Merger Sub) shall execute and deliver, in accordance with applicable Law and Merger Sub’s constituent documents, a written consent adopting this Agreement, and immediately thereafter shall provide evidence thereof to the Company.

Section 6.19           Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.20         Privacy Covenant. The parties acknowledge that the disclosure of Transferred Information is necessary for the purposes of the Company, Parent and Merger Sub determining whether to enter into this Agreement and consummate the transactions contemplated herein. The Company, Parent and Merger Sub covenant and agree to:

(a)          prior to the consummation of the transactions contemplated by this Agreement, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein;

(b)          after the consummation of the transactions contemplated by this Agreement, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the consummation of the transactions contemplated by this Agreement, unless (i) the applicable party has first notified such individual of such additional purpose; or (ii) such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual; and

(c)          in the event that this Agreement is terminated pursuant to ARTICLE VIII, Parent will and will cause Merger Sub to destroy any Transferred Information that remains under their custody and control.

ARTICLE VII
Conditions

Section 7.01         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (if permissible under applicable Law) on or prior to the Effective Time of each of the following conditions:

(a)          No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(b)         Purchase of Company Common Stock in the Offer. The Acceptance Time shall have occurred.

ARTICLE VIII
Termination, Amendment, and Waiver

Section 8.01         Termination by Mutual Consent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing by the mutual written consent of Parent, Merger Sub, and the Company.

Section 8.02         Termination by Either Parent or the Company. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by either Parent or the Company:

(a)          if the Offer Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party: (i) if the Offer Closing shall have occurred, or (ii) whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Acceptance Time to have occurred on or before the Outside Date; or

(b)          if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of any of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 8.03         Termination by Parent.

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned by Parent:

(a)          if, prior to the Offer Closing: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have intentionally breached or intentionally failed to perform in any material respect any of its covenants and agreements set forth in Section 6.03(a); or

(b)          if, prior to the Offer Closing, the Company shall have breached or failed to perform any its representations, warranties, covenants, or other agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in (iv) or (v) of Annex I (and in each case such breach or failure to perform is incapable of being cured by the Outside Date, or if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the Outside Date); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder, which breach has not been cured.

Section 8.04         Termination by the Company. This Agreement may be terminated by the Company:

(a)          if, prior to the Offer Closing, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of Section 6.03(d) to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 8.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b)          if, prior to the Offer Closing, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements set forth in this Agreement and such breach or failure: (i) would reasonably be expected to prevent, materially impede, or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby, and (ii) is incapable of being cured by the Outside Date, or if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent and (B) the Outside Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

(c)          if Merger Sub fails to timely accept for purchase shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer when required to do so in accordance with Section 1.01(b);

Section 8.05         Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to the other party or parties specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.05 shall be effective immediately upon delivery of such written notice. If this Agreement is properly and validly terminated pursuant to this ARTICLE VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party or parties, except: (a) with respect to Section 6.02(b), this Section 8.05, Section 8.06, and ARTICLE IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party or parties, to the extent such liabilities or damages were the result of fraud or the Willful Breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 8.06         Fees and Expenses Following Termination.

(a)          If this Agreement is terminated by Parent pursuant to Section 8.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee (net of applicable withholdings).

(b)          If this Agreement is terminated by the Company pursuant to Section 8.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee (net of applicable withholdings).

(c)          If this Agreement is terminated: (i) by Parent pursuant to Section 8.03(b); or (ii) by the Company or Parent pursuant to Section 8.02(a); provided, that in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 8.02(a), and in each such case: (A) prior to such termination, a Takeover Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board and shall have come publicly known, and not withdrawn, and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or consummated any Takeover Proposal (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (net of applicable withholdings) (it being understood for all purposes of this Section 8.06(c), all references in the definition of Takeover Proposal to “15%” shall be deemed to be references to “50%” instead). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for the purposes of this Section 8.06(c).

(d)          The Company acknowledges and hereby agrees that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable Expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee (net of applicable withholdings) under this Agreement and/or any Expense reimbursement under this Section 8.06(d) shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 9.13; and (ii) in no event shall the Company be obligated to pay the Termination Fee (net of applicable withholdings) on more than one occasion.

(e)            Except as expressly set forth in Section 8.06(d), all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent shall be responsible for all filing fees incurred in connection with the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.

Section 8.07         Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing, by written agreement signed by each of the parties; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Offer Price or the Merger Consideration nor shall there be any such amendment or waiver made or given that requires the approval of the stockholders of the Company under the NRS unless the required further approval is obtained. After the Offer Closing, this Agreement may not be amended.

Section 8.08         Extension; Waiver. At any time prior to the Acceptance Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party or party(ies); (b) waive any inaccuracies in the representations and warranties of the other party or party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) subject to the proviso in Section 8.07 and unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE IX
Miscellaneous

Section 9.01         Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal; provided, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.03.

“Acceptance Time” has the meaning set forth in Section 1.01(f).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger, amalgamation or acquisition.

“Articles of Merger” has the meaning set forth in Section 2.03.

“Book-Entry Share” has the meaning set forth in Section 3.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which the SEC or banking institutions located in Dallas, Texas or Salt Lake City, Utah are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 3.01(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Entity with respect thereto, in each case as in effect from time to time.

“Certificate” has the meaning set forth in Section 3.01(c).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Claim Expenses” means reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal) any D&O Claim for which indemnification is authorized pursuant to Section 6.06, including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.03(a).

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withhold, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent in any material respect, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Schedule 14D-9; (c) adopting, approving, recommending, endorsing, or otherwise declaring advisable a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Company Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 4.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 6.05(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE IV.

“Company Employee” means any employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries.

“Company Employee Plans” means any plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance or incentive awards, bonus, stock or stock-based awards, retirement, pension, savings, profit-sharing health, major medical, dental, life insurance, death, critical illness, accidental death & dismemberment, disability, fringe (including Section 132 of the Code), employee assistance or wellness benefits, unemployment benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, registered or non-registered, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former Company Employee, director or independent contractor, or any current or former dependent or beneficiary thereof, or with respect to which the Company has or reasonably expects to have any Liability or obligation, other than plans, programs, policies, agreements or arrangements required or maintained by a Governmental Entity.

“Company Equity Award” means a Company RSU granted under one of the Company Stock Plans.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code at the relevant time.

“Company Financial Advisor” has the meaning set forth in Section 4.10.

“Company IP” has the meaning set forth in Section 4.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, non-disclosure agreements, Federal Grants and Contracts relating to Intellectual Property, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound, but excluding, in each case, licenses of commercially available software.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that (a) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole or (b) would, or would reasonably be expected to, individually or in the aggregate, prohibit the Company from consummating, or materially impair or materially delay the ability of the Company to consummate, the transactions contemplated by this Agreement; provided, however a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions, including any regulatory or legislative conditions; (ii) the announcement of this Agreement or of the transactions contemplated hereby, including the identity of Parent, the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons; (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof; (iv) any outbreak or escalation of hostilities, sabotage, cyber-attacks, acts of war (whether or not declared) or terrorism or the escalation thereof; (v) the occurrence, continuation or escalation of any natural disasters, including any hurricane, tornado, flood, volcano, earthquake, act of God, epidemics, pandemics or public health emergencies (including COVID-19 and COVID-19 Measures), or other similar event; (vi) general conditions (or changes therein) in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent or approval; provided, further, however, that any Effect referred to in clauses (i), (iii), (iv), (v) or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Contract” has the meaning set forth in Section 4.15(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 4.02(a).

“Company RSU” has the meaning set forth in Section 3.07(a).

“Company SEC Documents” has the meaning set forth in Section 4.04(a).

“Company Securities” has the meaning set forth in Section 4.02(b)(ii).

“Company Stock Plans” means the following plans of the Company: 2014 Equity Incentive Plan and the 2023 Equity Incentive Plan.

“Company Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Company 401(k) Plan” has the meaning set forth in Section 6.05(c).

“Confidentiality Agreement” has the meaning set forth in Section 6.02(b).

“Consent” has the meaning set forth in Section 4.03(c).

“Contracts” means any legally binding contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments.

“Contributing Employer” has the meaning set forth in Section 4.12(f)(i).

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, vaccination, sequester or any other applicable Law, Order or recommendations of a Governmental Entity, or any applicable directive or guidance from any applicable industry group, or (b) any commercially reasonable measures adopted by the Company or any of its Subsidiaries (i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with representatives of the Company or visit any location over which the Company exercises any control, (ii) to preserve the assets utilized in connection with the business of the Company and its Subsidiaries or (iii) otherwise substantially consistent with actions taken by Parent or any of its Subsidiaries or others in the industries and geographic regions in which affected businesses of the Company and its Subsidiaries operate, in each case in connection with or in response to COVID-19 or any other global or regional health event, including the CARES Act.

“D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party, any Governmental Entity or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to an Indemnified Party duties or service (a) as a director or officer or employee of the Company or the applicable Subsidiary thereof at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement and the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (b) as a director, trustee or officer of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries (for which an Indemnified Party is or was serving at the request or for the benefit of the Company or any of its Subsidiaries) at or prior to the Effective Time.

“DGCL” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.03.

“Enforceability Exceptions” has the meaning set forth in Section 4.03(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety with respect to exposure to Hazardous Substances or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs) to the extent applicable: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and to the extent related to exposure to Hazardous Substances, the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” has the meaning set forth in Section 1.01(a).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Offer Documents, Schedule 14D-9, the filing of any required notices under the HSR Act or any other Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“Expiration Time” has the meaning set forth in Section 1.01(d).

“Extension Deadline” has the meaning set forth in Section 1.01(e).

“GAAP” has the meaning set forth in Section 4.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 6.07(b).

“Governmental Entity” has the meaning set forth in Section 4.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is defined as a “hazardous substance,” “hazardous waste,” “hazardous material” “toxic substance,” “pollutant,” “contaminant,” or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, or per-and polyfluorinated compounds.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“HSR Act” has the meaning set forth in Section 1.01(e).

“Indemnified Party” has the meaning set forth in Section 6.06(a).

“Initial Expiration Time” has the meaning set forth in Section 1.01(d).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (b) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (c) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (d) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, patent utility models, community designs), whether pending, lapsed, abandoned, or in force (“Patents”); (e) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (f) mask works, and all registrations, applications for registration, and renewals thereof; (g) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity and privacy; and (j) other intellectual or industrial property and related proprietary rights.

“Interim Covenant Exceptions” has the meaning set forth in Section 6.01.

“Intervening Event” means an Effect that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole, that is not actually known to the Company Board as of the date of this Agreement (or if actually known, the material consequences of which were not known by the Company Board at such time); provided, however, that in no event shall the following Effects constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the Company Common Stock, in and of itself; (c) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof; or (d) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally; provided, further, however, that any Effect referred to in clauses (b) and (d) immediately above shall be taken into account in determining whether an Intervening Event has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether an Intervening Event has occurred).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.01 of the Company Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.01 of the Company Disclosure Letter; in each case, after reasonable inquiry.

“Laws” means any federal, state, provincial, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, policies, instruments or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, examinations, or other similar legal proceedings by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal.

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Licensed IP” means all Intellectual Property in which the Company or any of its Subsidiaries holds any rights or interests granted by other Persons.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 6.06(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“MHPAEA” means the Paul Wellstone and Pete Domenici Mental Health Parity and Addiction Equity Act of 2008.

“Minimum Tender Condition” has the meaning set forth in Annex I.

“Nasdaq” has the meaning set forth in Section 1.01(e).

“NRS” has the meaning set forth in the Recitals.

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 1.01(f).

“Offer Closing Date” has the meaning set forth in Section 1.01(f).

“Offer Commencement Date” has the meaning set forth in Section 1.01(a).

“Offer Conditions” has the meaning set forth in Section 1.01(b).

“Offer Documents” has the meaning set forth in Section 1.01(h).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.01(c).

“Order” has the meaning set forth in Section 4.09.

“Other Governmental Approvals” has the meaning set forth in Section 4.03(c).

“Outside Date” has the meaning set forth in Section 1.01(e).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Pandemic Response Law” means the CARES Act, as amended (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142) (June 5, 2020) and the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) (Dec. 27, 2020)), the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), the Canada Emergency Wage Subsidy and any other similar federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 6.05(b).

“Parent Material Adverse Effect” means any Effect that is, or would reasonably be expected to, individually or in the aggregate, prevent, impede or delay Parent or Merger Sub from consummating the transactions contemplated by this Agreement, including the Offer and the Merger, or the ability of Parent and or Merger Sub to perform their respective obligations under this Agreement.

“Paying Agent” has the meaning set forth in Section 3.02(a).

“Payment Fund” has the meaning set forth in Section 3.02(a).

“Permits” has the meaning set forth in Section 4.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated in any material respect by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any conditions that would be shown by a current, accurate survey of any real property which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (g) Liens of lessors under any leased real property; (h) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (i) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” has the meaning set forth in Section 4.07(i).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, leaching or disposing into the environment.

“Representatives” means collectively, with respect to any Person, such Person’s directors, officers, Affiliates, employees, investment bankers, attorneys, accountants, consultants, brokers, or other agents, advisors, or authorized representative of such Person.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(a).

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“Schedule TO” has the meaning set forth in Section 1.01(h).

“SEC” has the meaning set forth in Section 1.01(e).

“SEDAR+” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators.

“Stockholder List Date” has the meaning set forth in Section 1.02(b).

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal that did not result from a material breach of Section 6.03(a) (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 6.03(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 6.03(d).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Law” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) takeover bid, tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, amalgamation, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, provincial, local and foreign income, gross receipts, sales, use, capital stock, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, workers’ compensation, alternative or add-on minimum, estimated, excise, severance, stamp, occupation, premium, property (real or personal), real property gains, windfall or other profits, customs, duties, branch profits, or other taxes, fees, assessments, levies, imposts, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person by Law, by Contract, or otherwise.

“Termination Fee” means $4,375,000.

“Title Company” has the meaning set forth in Section 6.16.

“Title Policies” means 2021 ALTA Owner’s Policies of Title Insurance.

“Transferred Information” means Personal Information held by the Company or a Company Subsidiary in the Province of Alberta, Canada or Personal Information of an individual in Alberta, Canada that is disclosed or conveyed to one Person or any of its representatives or agents (a “Recipient”) by or on behalf of another Person as a result of or in conjunction with the transactions contemplated by this Agreement, and includes all such Personal Information disclosed to the Recipient prior to the execution of this Agreement.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 4.02(c).

“Willful Breach” means, with respect to any breaches of any representation or warranty, or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or omission (or failure to act) undertaken by the breaching party with knowledge that such party’s act or omission (or failure to act) is, would, or would reasonably be expected to, constitute a breach of this Agreement.

Section 9.02         Interpretation; Construction.

(a)          The table of contents and headings herein and in the Company Disclosure Letter are for convenience of reference only, do not constitute part of this Agreement or the Company Disclosure Letter and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” References to the parties or a party means the parties hereto or a party hereto, respectively, unless another agreement is specified. Except as otherwise stated in this Agreement, a reference in this Agreement to $, US$ or dollars is to U.S. dollars and any reference in this Agreement to C$ is to Canadian dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub means (x) posted to the electronic data room established in respect to the transactions contemplated by this Agreement; or (y) provided via email or fileshare site or other method by a Representative of the Company to Parent or a Representatives of Parent prior to the entry into and execution of this Agreement, in each case, no later than 11:59 p.m. Mountain Time on the day immediately prior to the date of this Agreement.

(b)          The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03         Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.04         Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware except that matters relating to the fiduciary duties of the Company Board or the internal affairs of the Company shall be subject to the internal Laws of the State of Nevada.

Section 9.05         Submission to Jurisdiction. Each of the parties irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware. Each of the parties agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.06         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07         Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier and marked for overnight delivery (receipt requested); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 9.07):

If to Parent or Merger Sub, to:

CECO Environmental Corp.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Attention: Lynn Watkins-Asiyanbi, SVP, Chief Administrative & Legal Officer and Corporate Secretary

Email: lwatkins@OneCECO.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention: Clyde W. Tinnen Email: ctinnen@foley.com

If to the Company, to:	Profire Energy, Inc. 321 South 1250 West, Suite 1 Lindon, Utah 84042
	Attention:	Ryan W. Oviatt, Co-Chief Executive Officer & President
Cameron M. Tidball, Co-Chief Executive Officer & President

Email:	roviatt@profireenergy.com
ctidball@profireenergy.com

with a copy (which will not constitute notice to the Company) to:

Mayer Brown LLP

201 South Main Street, Suite 1100

Salt Lake City, Utah 84111

Attention: Sam Gardiner

Email: sgardiner@mayerbrown.com

and

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, Illinois 60606

Attention: Ryan H. Ferris

Email: rferris@mayerbrown.com

Section 9.08         Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement,  and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 9.09         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Offer Price or Merger Consideration, (b) if the Effective Time occurs, the rights of holders of Company Equity Awards to receive the consideration set forth in Section 3.07, and (c) the rights of each Indemnified Party, his or her heirs and his or her representatives as set forth in Section 6.06.

Section 9.10         Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.11         Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.12         Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.13         Specific Performance.

(a)          The parties (on behalf of themselves or any third-party beneficiary to this Agreement) agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.06), even if available, would not be an adequate remedy would occur if any provision of this Agreement were not performed in accordance with the terms hereof or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any termination of this Agreement.

(b)          Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy; (ii) the parties (on behalf of themselves or any third-party beneficiary to this Agreement) shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.05 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity; (iii) no such party will oppose the specific performance of the terms and provisions of this Agreement; (iv) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right neither the Company nor Parent would have entered into this Agreement; (v) the provisions set forth in Section 8.06 shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement; (vi) the right to specific enforcement hereunder shall include the right of the Company, on behalf of itself and any third-party beneficiaries to this Agreement, to cause Parent and Merger Sub to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement; and (vii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 9.14         Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement, and such counterparts may be delivered in electronic format (including by .pdf and email). This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. To the extent applicable, the foregoing constitutes the election of the parties to invoke any Law authorizing electronic signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PROFIRE ENERGY, INC.

By:	/s/ Ryan W. Oviatt
Name: Ryan W. Oviatt
Title: Co-Chief Executive Officer

By:	/s/ Cameron M. Tidball
Name: Cameron M. Tidball
Title: Co-Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

CECO ENVIRONMENTAL CORP.

By:	/s/ Todd Gleason
Name: Todd Gleason
Title: Chief Executive Officer

COMBUSTION MERGER SUB, INC.

By:	/s/ Todd Gleason
Name: Todd Gleason
Title: President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Conditions to the Offer

Notwithstanding any other provision of this Agreement or the Offer, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c), pay for any Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer unless all of the following conditions have been satisfied, or waived by Parent (to the extent permitted by applicable Law), at the scheduled Expiration Time of the Offer:

(i)            the number of shares of Company Common Stock validly tendered and not validly withdrawn prior to the Expiration Time (other than shares tendered by guaranteed delivery that have not yet been “received,” as such term is used in NRS 92A.133(4)(g), by the depositary for the Offer), when added to any shares of Company Common Stock already owned by Parent, Merger Sub or any of Parent’s other Subsidiaries, equals at least a majority of the voting power of the then issued and outstanding shares of Company Common Stock (the “Minimum Tender Condition”);

(ii)           (A) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in the first sentence of Section 4.01(a) (Organization, Standing and Power; Charter Documents; Subsidiaries), Section 4.02(a)-(b) (Capital Structure), Section 4.03 (Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statues), Section 4.05(a) (Absence of Certain Changes or Events), Section 4.10 (Brokers and Other Advisors) and Section 4.20 (Fairness Opinion)) shall be true and correct in all respects as of the date of the Agreement and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded); (B) the representations and warranties of the Company set forth in Section 4.02(a)-(b) (Capital Structure) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct (other than de minimis inaccuracies) as of that date); (C) the representations and warranties of the Company set forth in first sentence of Section 4.01(a) (Organization, Standing and Power; Charter Documents; Subsidiaries), Section 4.03 (Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statues), Section 4.10 (Brokers and Other Advisors) and Section 4.20 (Fairness Opinion) shall be true and correct in all material respects as of the date of the Agreement and as of immediately prior to the Expiration Time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (D) Section 4.05(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of the Agreement and as of immediately prior to the Expiration Time;

(iii)          the Agreement has not been terminated in accordance with its terms;

(iv)          the Company shall have complied with and performed in all material respects its covenants, agreements and obligations required to be complied or performed by it on or prior to the Expiration Time;

(v)           no Effect has occurred that, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect;

(vi)          there is no order or other legal restraint that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or prohibiting the consummation of the Offer or the Merger; and

(vii)         the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated.

EXHIBIT A

Form of Articles of Incorporation

[SURVIVING CORPORATION ARTICLES OF INCORPORATION].